Exhibit 99.2

FOR IMMEDIATE RELEASE

MAY 8, 2013

Contact:                                                Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY, INC. INVESTS AN ADDITIONAL $25 MILLION IN THIRD UTICA SHALE
NATURAL GAS COMPRESSION AND CONDENSATE STABILIZATION FACILITY

Investment Complements Partnership’s Assets in the Utica and Marcellus Shale Plays

DALLAS, May 8, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Corporation has agreed to invest approximately $25 million in a third natural gas compression and condensate stabilization facility in the Ohio River Valley. The Corporation will make the investment in E2, a company formed in March 2013 with the former management of Enerven Compression Services to provide services for producers in the liquids-rich window of the Utica Shale play. The Corporation’s initial investment commitment in E2 of approximately $50 million is funding the construction of two similar facilities. The E2 investment complements the Partnership’s assets in the Ohio River Valley, which encompass crude oil, condensate and logistics operations in the Utica and Marcellus Shale plays.

“We are pleased to make this additional investment in E2 and expand our midstream platform in the Ohio River Valley. We are enthusiastic about the potential of the Utica and expect there will be many similar future transactions as we build our business in this region,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

E2 will build, own, manage and operate all three compressor station and condensate stabilization assets in Noble and Monroe counties in the southern portion of the Utica Shale play in Ohio. The counties are located immediately east of the Partnership’s assets in the Ohio River Valley. The new facility is expected to have compression capacity of 100 million cubic feet of gas per day (MMcf/d) and condensate stabilization capacity of 5,000 barrels per day (Bbls/d), which brings the total expected capacity for the three facilities to 300 MMcf/d of compression and 12,000 Bbls/d of condensate stabilization. The three facilities are supported by long-term, fee-based contracts with Antero Resources, an exploration and production company operating in the region. It is expected that commercial start-up of the new station will begin in the fourth quarter of 2013.

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A wholly-owned financing subsidiary of the Corporation has expanded its senior secured credit facility from $75 million to $90 million in order to provide continued financing for the Corporation’s investment in E2. The Corporation owns approximately 93 percent of E2 and has pre-determined rights to purchase the remaining ownership interests of E2 in the future.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas, TX. XTEX offers tailored customer solutions spanning the energy value chain that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in a services company focused on the liquids-rich window of the Utica Shale play in the Ohio River Valley.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect the Corporation’s expectations for the investments in, and operations of, E2. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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